INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, dated as of February 17, 2023 (the “Agreement”) by and between F/m Investments, LLC d/b/a North Slope Capital LLC, a Delaware limited liability company (the “Adviser”), and MFP Investors LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with The RBB Fund Trust, a Delaware statutory trust (the “Trust”) that is an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory and other services to the fund(s) specified in Appendix A hereto (as such Appendix may be amended by the parties from time to time with consent of the Sub-Adviser), each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select advisers for each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and the Sub-Adviser. Except as expressly set forth in this Agreement, the Sub-Adviser shall not be responsible for any aspects of the management or administration of each Fund or the Trust.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts the appointment to act as an investment adviser for each Fund and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of U.S. Bank NA, or such other custodian as may be appointed by such Fund from time to time. The Sub-Adviser will not have custody of any securities, cash or other assets of each Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in accordance with the instructions of the Sub-Adviser.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE FUNDS

A.         As investment adviser to the Funds, the Sub-Adviser will coordinate the investment and reinvestment of the assets of each Fund and determine the composition of the assets of each Fund, subject always to the supervision and control of the Adviser and the Trustees of the Trust.

B.         As part of the services it will provide hereunder, the Sub-Adviser will:

(i)          obtain and evaluate, to the extent deemed necessary and advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Funds or are under consideration for inclusion in the Funds;

(ii)         formulate and implement a continuous investment program for each Fund;

(iii)         implement the investment program for each Fund by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of such Fund;

(iv)         keep the Trustees of the Trust and the Adviser informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in each Fund, the Sub-Adviser and its key investment personnel involved in the management of the respective Fund and operations related to the services to be performed hereunder, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v)          in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in each Fund, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Funds for which market prices are not readily available, in each case at the reasonable request of the Adviser or the Trustees; provided that Sub-Advisor will not be considered a valuation designee under Rule 2a-5 of the Investment Company Act without Sub-Advisor’s prior written consent;

(vi)        provide at the reasonable request of the Adviser or the Trustees material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Funds and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Funds that may be reasonably necessary, under applicable laws, to allow such Fund or its respective agent to present information concerning Sub-Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by such Fund or its respective agent; and

(vii)        cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons informed as to such matters as are reasonably necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C.         In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Articles of Incorporation, as the same may be hereafter modified and/or amended from time to time (“Trust’s Articles”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus(es) and Statement(s) of Additional Information of the Trust relating to the Funds filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Funds; (v) the applicable sections of the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Adviser which are agreed to in writing by the Sub-Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust’s Articles, By-Laws, Prospectus and SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Adviser with reasonable written notice and copies of any amendments, modifications or supplements to any such above-mentioned document, and the Sub-Adviser shall only be subject to those amendments, modifications or supplements after they have been provided to it by the Adviser (provided that Sub-Advisor shall have the right to object to any such amendments, modifications or supplements that materially increase Sub-Advisor’s expenses in providing the services hereunder or is otherwise materially burdensome on the operations of Sub-Advisor).

D.         In furnishing services hereunder, the Sub-Adviser will not consult with any other adviser to (i) the Fund, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Funds in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This shall also not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs a and b of Rule 12d3-1 under the Investment Company Act.)

E.          The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The parties acknowledge and agree that, pursuant to the Advisory Agreement and any side letter between the Adviser and Sub-Adviser implementing an expense cap (a “Side Letter”), each respective Fund will pay all of its expenses other than those expenses expressly stated to be payable by the Sub-Adviser hereunder or pursuant to a Side Letter, or by the Adviser under the Advisory Agreement.

F.          The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Sub-Adviser will, directly or indirectly through Adviser or one or more service providers to Sub-Adviser with respect to the services to be performed hereunder, place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund in accordance with any written policies, practices or procedures that may reasonably be established by the Board of Trustees or the Adviser or as described in the Trust’s Prospectus and SAI from time to time and, in each case, which have been provided to the Sub-Adviser. In placing any orders for the purchase or sale of investments for a Fund, in the name of such Fund or its nominees, the Sub-Adviser shall seek to obtain for each Fund “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and applicable Fund.

G.         Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause each Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser and the respective Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to each Fund or its respective other advisory clients. To the extent authorized by Section 28(e) and not prohibited by the policies and procedures approved by the Trust’s Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

H.         On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its Affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to a Fund. The Adviser also acknowledges that the Sub-Adviser and its Affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as a Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for any Fund any investment that the Sub-Adviser, its Affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for such Fund.

I.           The Sub-Adviser will maintain all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder with respect to the service provided by the Sub-Adviser to the respective Fund and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

J.          The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board of Trustees, exercise the following rights of security holders with respect to securities held by each Fund: voting proxies, converting, tendering, exchanging or redeeming securities. The Sub-Adviser will cooperate in providing the Adviser with all information in the Sub-Adviser’s possession reasonably requested by the Adviser regarding the Adviser’s decision with respect to the following: participation in class action litigation regarding portfolio securities (including litigation with respect to securities previously held). The parties acknowledge and agree that the Sub-Adviser will not be responsible for the filing of claims (or otherwise causing the Trust or any Fund to participate) in any legal proceedings or settlements with shareholders, portfolio companies or any others persons.

4.	COMPENSATION OF SUB-ADVISER

The Adviser will pay the Sub-Adviser an advisory fee with respect to each Fund as specified in Appendix B to this Agreement. Payments shall be made to the Sub-Adviser in arrears on or about the fifth day of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the appropriate Schedule, to the assets. The fee shall be based on the average daily net assets for the month involved. Every month, Adviser will deduct from the advisory fee paid to Sub-Adviser with respect to each Fund as specified in Appendix B to this Agreement the following expenses as agreed by the Sub-Adviser in writing from time to time: (i) expenses paid by such Fund attributable to compensating the Fund’s statutory distributor and/or placement agent and any additional distribution fees, (ii) amounts paid to the Fund by the Adviser related to applicable voluntary fee waivers, expense reimbursements or other payments related to any voluntary expense cap applicable to such Fund, and (iii) expenses paid by such Fund or Adviser with respect to fees charged to such Fund by any financial intermediary related to placement or distribution of such Fund at such intermediary and any applicable sub-transfer agency or shareholder services fees (the “Fee Reimbursements”). In the event any Fee Reimbursement is paid by a Fund other than monthly, such as a financial intermediary placement fee paid annually, Adviser will deduct a pro-rata portion of such fee each month. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive all or any portion of its advisory fee.

5.	LIABILITY AND INDEMNIFICATION

A.         Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser, any affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and any controlling persons (as described in Section 15 of the 1933 Act), nor any of their respective officers, members or employees (each an “Affiliate” and collectively, its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation or any formal or informal inquiry, investigation or request by a regulatory agency or authority with jurisdiction over the Sub-Adviser (including legal and other expenses) incurred or suffered by the Adviser, the Trust, each Fund or any of their Affiliates, control persons or securityholders as a result of any error of judgment, mistake of law or any other action or inaction by the Sub-Adviser or its Affiliates with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for acts or omissions to act arising out of or based on any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder.

B.         Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser, the Trust, each Fund and their Affiliates, control persons and securityholders shall not be liable for any losses, claims, damages, liabilities or litigation or any formal or informal inquiry, investigation or request by a regulatory agency or authority with jurisdiction over the Adviser (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment, mistake of law or any other action or inaction by the Adviser with respect to such Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Advisor shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation or any formal or informal inquiry, investigation or request by a regulatory agency or authority with jurisdiction over the Adviser (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser, the Trust or any Trustees of the Trust in the performance of any of their duties or obligations hereunder or under the Investment Advisory Agreement, (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to any Fund or the omission to state therein a material fact that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made solely in reliance upon information furnished to the Adviser or the Trust in writing by the Sub-Adviser for inclusion in such documents or (iii) any action or inaction by the Sub-Adviser that the Sub-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s, the Trust’s or such Fund’s written instructions to the Sub-Adviser.

C.         Expenses (including attorneys’ fees) incurred by the Sub-Advisor in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Sub-Advisor to repay the amount advanced to the extent that it shall be determined ultimately that the Sub-Advisor is not entitled to be indemnified hereunder; provided that the Sub-Advisor shall provide a letter from its counsel that in view of such counsel, the Sub-Advisor is not likely to be found to be not entitled to indemnification hereunder.

6.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

A.         The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B.         The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

C.         The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

D.         The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser, to the extent permitted by law, if it is served or otherwise receives notice of any action, suit, proceeding, order, inquiry or investigation, at law or in equity, before or by any court, public board or body or law enforcement or regulatory authority, involving the affairs of the Adviser, the Trust or any Fund.

E.          The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its Affiliates are a party.

F.          The Adviser will notify the Sub-Adviser of any assignment of this Agreement or change of control of the Adviser, as applicable, prior to such change. The Adviser agrees to bear all reasonable expenses of the Sub-Adviser, if any, arising out of such an assignment or change in control.

G.          The Adviser will promptly notify the Sub-Adviser of any financial condition that is likely to impair the Adviser’s ability to fulfill its commitment under this Agreement or the Investment Advisory Agreement.

H.         The Adviser shall provide the Sub-Adviser with a list of each broker-dealer, if any, that is an “affiliated person” of any Fund, the Trust or the Adviser and shall promptly notify the Sub-Adviser of any changes to such list.

7.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

A.         The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

B.         The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify the Funds and the Adviser, to the extent permitted by law, if it is served or otherwise receives notice of any action, suit, proceeding, order, inquiry or investigation, at law or in equity, before or by any court, public board or body or law enforcement or regulatory authority, involving the affairs of any Fund.

C.         The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested in writing, the lead portfolio manager, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has materially complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and other records relevant to the Sub-Adviser’s code of ethics.

D.         The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and ADV Part 2 and promptly will furnish a copy of all amendments to the Trust and the Adviser at least annually. Such amendments shall reflect changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

E.          The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Sub-Adviser, in each case prior to such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

F.          The Sub-Adviser will promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

G.          The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage as determined by industry standards.

H.         The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its Affiliates are a party.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Funds and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to any Fund that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Sub-Adviser shall, to the extent required by applicable law, submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or as may be required by such applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain copies of any such records at its own expense.

12.	DURATION OF AGREEMENT

This Agreement shall become effective with respect to the Funds upon the approval of the Investment Advisory Agreement by the shareholders of the applicable Fund and, unless sooner terminated as provided herein, shall continue with respect to each Fund until August 16, 2024. Thereafter, if not terminated, this Agreement shall continue with respect to each Fund for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the respective Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of such Fund or by vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, the obligations of the Adviser to indemnify the Sub-Adviser and to advance expenses set forth in Section 5 of this Agreement shall survive the termination of this Agreement.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the respective Fund, on sixty (60) days’ prior written notice to the Adviser and the Sub-Adviser, or by the Adviser (with respect to itself as a party) or by the Sub-Adviser (with respect to itself as a party) on sixty (60) days’ prior written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment, or (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice, provided that any such written notice provided to the Sub-Adviser must be provided by the Board of Trustees of the Trust.

14.	USE OF THE SUB-ADVISER’S NAME AND TRACK RECORD

The parties agree that the name of the Sub-Adviser, the names of any Affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its Affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its Affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

Notwithstanding the foregoing, the Sub-Adviser may use performance data it generates in connection with its management of each Fund’s portfolio for its track record and use the name of the Trust and the respective Fund to identify such performance. Adviser shall provide Sub-Adviser reasonable access to, and the right to make copies of, records of Adviser, the Trust or any Fund to enable Sub-Adviser to calculate such track record in accordance with applicable law and regulatory guidance.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the respective Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Fund if a majority of the outstanding voting securities of such Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

16.	ASSIGNMENT

Any assignment of the Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees that it will notify the Trust and the Adviser of any changes in its control persons or key employees who provide services under this Agreement within a reasonable time thereafter.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Funds.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Alternatively, notice may be provided by electronic communication with confirmation of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:      F/m Investments, LLC

3050 K Street Northwest, Suite 201

Washington, DC 20007

Attention: Alexander Morris (amorris@fmacceleration.com)

For:      MFP Investors, LLC

909 Third Avenue

33rd Floor

New York, NY 10022

Attn: David Marcus (dmarcus@mfpllc.com)

Attn: Timothy E Ladin (tladin@mfpllc.com)

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Articles and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of each Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of any Fund, nor from the Trustees or officers, or from any individual Trustees or officer of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24.	THIRD PARTY BENEFICIARY

The Adviser and Sub-Adviser expressly agree that the Trust shall be deemed an intended third party beneficiary of this Agreement.

25.	CONFIDENTIALITY

Except as otherwise agreed in writing, as required by law, or as necessary for the parties hereto to carry out the intended purposes of this Agreement (including disclosures to employees, officers, directors, third-party service providers, consultants and other agents and in marketing materials for each Fund), each party will keep confidential all nonpublic information concerning the Adviser’s, Sub-Adviser’s, any Fund’s, the Trust’s, and their respective Affiliate’s identities, financial affairs, or investments. Nonpublic information shall not include information which was (a) known to such party or generally available to the public prior to this Agreement, (b) acquired from a third party whom such party reasonably believes is not under an obligation of confidentiality to the other party, their Affiliates or the Trust, (c) placed in the public domain without fault of such party, or (d) independently developed by or on behalf of such party without reference or reliance upon the nonpublic information. Adviser hereby agrees that Sub-Adviser may use Adviser’s, Trust’s and any Fund’s name in Sub-Adviser’s marketing materials, regulatory filings and other communications regarding Sub-Adviser’s clients.

26.	RISK ACKNOWLEDGMENT

The Sub-Adviser does not guarantee the future performance of any Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of any Fund. The Adviser understands that investment decisions made for the Adviser by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

F/m Investments, LLC d/b/a North Slope Capital		MFP INVESTORS LLC

By:	/s/ Alexander Morris	By:	/s/ Timothy E. Ladin
Name:	Alexander Morris	Name:	Timothy E. Ladin
Title:	President & CIO	Title:	General Counsel, Vice President

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

Evermore Global Value Fund

Name of Fund
Evermore Global Value Fund

APPENDIX B

TO

INVESTMENT SUB-ADVISORY AGREEMENT

Name of Fund	Annual Sub-Advisory Fee
Evermore Global Value Fund	0.89%